EXHIBIT 99.1

Behringer Harvard Purchases Office
Tower in Downtown Knoxville

Property Joins Behringer Harvard REIT I, Inc. Portfolio

DALLAS, October 11, 2005 - Behringer Harvard announces its acquisition of Riverview Tower, a 24-story office building located at 900 South Gay Street in the central business district of Knoxville, Tennessee. The property, built in 1985, was acquired by Behringer Harvard REIT I, Inc.

With 334,196 square feet of rentable space situated on 1.23 acres of land, Riverview Tower is one of the largest individual properties in the downtown submarket. The building occupies a prime site across the street from the city-county complex and two blocks from a federal office building. The property is 95 percent leased, with four major tenants leasing approximately 44 percent of the available space.

Management of Riverview Tower has been retained by Lawler-Wood, LLC, the original developer of the property and the property manager since it opened.

“As a Class A core asset in a rapidly growing city, Riverview Tower should provide our REIT investors with an opportunity to capitalize on stabilized current yields,” said Robert Behringer, chairman and CEO of Behringer Harvard. “We also expect this property to benefit from improving market fundamentals leading to greater resale value at the end of our holding period.”

About Behringer Harvard:
Behringer Harvard is a national real estate investment sponsor whose family of public and private real estate investment securities is made available through the independent broker dealer community. The company’s investment products include publicly registered non-listed REITs and real estate limited partnerships, as well as other real estate investment programs that generally invest in institutional quality commercial real estate. Its finite-life, non-listed funds feature defined holding periods and exit strategies and seek to produce attractive returns for investors through a balance of current yield and capital appreciation. Behringer Harvard is headquartered in the Dallas suburb of Addison, Texas, and is one of the nation’s fastest-growing real estate investment firms. For additional company or investment information, call (866) 655-3600 or visit www.behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the public offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers
Richards/Gravelle
katie_myers@richards.com
214.891.5842

Jason Mattox, SVP
Behringer Harvard
866.655.3600
jmattox@bhfunds.com